Exhibit 99.1

                           MOOG ANNOUNCES ACQUISITION

    EAST AURORA, N.Y., July 27 /PRNewswire-FirstCall/ -- Moog Inc. (NYSE: MOG.A and MOG.B) announced today that it has acquired the stock of Kaydon Corporation's Power and Data Transmission Products segment for $72.4 million. The segment manufactures complex electrical and fiber optic products used in demanding aerospace, defense, industrial, security, medical, and marine applications. Products include slip rings and slip ring assemblies, video and data multiplexers, and fiber optic rotary joints.

    The segment has three locations, the largest of which is in Blacksburg, Virginia, and the other two plants are in Halifax, Nova Scotia and Reading, England, employing approximately 350 people in total. FY '04 sales for the segment were $37.1 million and its most recent 1st quarter '05 sales were $9.9 million.

    The company used an existing bank credit facility to make the purchase and expects the acquisition to be slightly accretive to earnings within the first full year. The new business will be reported as part of the company's Components segment.

    "This acquisition is compelling on two fronts," said R.T. Brady, Chairman and CEO. "First, it will broaden the spectrum of slip rings that we're able to offer our customers, both in terms of higher transmission rates and in terms of size and complexity. Secondly, our shared customer base will offer immediate opportunities for synergies in terms of marketing and product development."

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment. Additional information about the company can be found on its website, http://www.moog.com.

SOURCE  Moog Inc.
    -0-                             07/27/2005
    /CONTACT:  Susan Johnson of Moog Inc., +1-716-687-4225/
    /Web site:  http://www.moog.com /